SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (date of earliest event reported): March 27, 1997
                                                 (March 14, 1997)


                             LASERSIGHT INCORPORATED
                             -----------------------
              Exact name of registrant as specified in its charter


                                    Delaware
                  --------------------------------------------
                  State or other jurisdiction of incorporation



        0-19671                                       65-0273162
        -------                                       ----------
Commission File Number                             I.R.S. Employer
                                                  Identification No.


                 12161 Lackland Road, St. Louis, Missouri 63146
                 ----------------------------------------------
                     Address of Principal Executive Offices


Registrant's telephone number, including area code: (314) 469-3220
                                                    --------------

Item 5.  Other Events.

On March 14, 1997, the Registrant executed two agreements amending the remaining obligations related to the 1993 acquisition of LaserSight Centers Incorporated ("Centers"), as subsequently revised in the 1995 settlement of a stockholder's derivative action, both of which have been previously reported. The amended purchase agreement (the "Amended Purchase Agreement"), and royalty agreement (the "Amended Royalty Agreement") were each approved by a special committee of the Registrant's Board of Directors, consisting of disinterested directors.

Pursuant to the Amended Purchase Agreement, the Registrant issued 625,000 unregistered shares of its common stock, par value $.001 per share ("Common Stock") to a group of former shareholders and former optionholders (the "Former Centers Holders") of Centers, which group includes two trusts established by the Chairman of the Board of the Registrant and certain former officers and directors of the Registrant.

The Registrant believes the following factors, when compared to the previous agreements in place, were among the most important considerations in approving the amended agreements:

Amended Purchase Agreement
--------------------------

     Maximum share issuance was reduced by 3.2 percent from 1,265,333 to 1,225,000 (625,000 issued currently and 600,000 contingently issuable based on future earnings, with one contingent share being issued for each $4.00 of PRK Earnings).

     All of the contingently issuable shares are tied to PRK earnings, which are defined in the agreement as generally similar to operating income, but not reflecting general corporate overhead, depreciation, amortization, taxes or interest expense. Formerly, all shares were issuable upon the attainment of $5 million in refractive revenues, regardless of earnings, while revenues were more broadly defined. In addition, certain shares would have become issuable in the event of a business combination as defined in the original agreement.

     The Registrant believes that the uncertainties inherent in the previous agreement, as described above, added significant complexity to outsiders' understanding of the Registrant's future obligations. Management has been told that it negatively affected the Registrant's ability to utilize equity financing and that it has been a barrier to analyst coverage.

     There are registration rights on only approximately 82,600 of the issued shares and only piggyback registration rights on the contingently issuable shares. Formerly, there were demand registration rights for all shares.

     The Registrant has the discretion to discontinue, sell or transfer at any time the Registrant's business related to PRK services. Therefore, the Registrant has no obligation to continue in this business or to ensure the earnout to the Former Centers Holders.

     The earn-out period expires in five years, one year sooner than the previous agreement.

     Centers   is  no   longer   designated   as  the   Registrant's   exclusive
representative in the United States and Canada for the sale and distribution of ophthalmic refractive lasers or related refractive procedures.

     Since the original purchase of Centers, the Food & Drug Administration has approved the use of PRK, using other companies' lasers, in the United States, making PRK service related business plans more opportunistic. Based upon the Registrant's business plan, goodwill will be recorded currently based on the value of the 625,000 shares issued and amortized over the estimated life of PRK services in the United States, currently estimated to be 10 to 12 years.

Amended Royalty Agreement
-------------------------

     The amount of royalty has been reduced 50 percent (from $86 to $43 per procedure) from the previous agreement.

     Royalty   obligations   will  not  begin  for  five  years,  or  until  all
contingently issuable shares have been issued, whichever comes first.

     The procedures applicable to the royalty agreement has been more narrowly defined than the previous agreement and only includes PRK related services performed on excimer laser equipment owned or operated by Centers or its affiliates, reducing the scope of obligation to make royalty payments. Other royalty revenues of the Registrant are specifically excluded.


                                      *****


This Current Report contains forward-looking statements regarding future events and future performance of the Registrant that involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the Registrant files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and the forward-looking statements contained herein. Such filings include, without limitation, the Registrant's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, other Current Reports on Form 8-K and the Registrant's prospectus dated July 12, 1996 (File No. 333-2109).

Item 7.  Financial Statements, ProForma Financial Information and Exhibits.

         (c) Exhibits.


      Exhibit 99.1. Second Amendment dated March 14, 1997 to Agreement for -------------- Purchase and Sale of Stock by and among LaserSight
                         Centers Incorporated,  its stockholders and  LaserSight
                         Incorporated.

      Exhibit 99.2.      Amendment to Royalty  Agreement dated March 14, 1997 by
      --------------     and  between  LaserSight  Centers  Incorporated,  Laser
                         Partners and LaserSight Incorporated.

                                   SIGNATURES
                                   ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Regis-trant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    LaserSight Incorporated



Date:   March 27, 1997          By: /s/  Michael R. Farris
                                         -------------------------
                                         Michael R. Farris
                                         Chief Executive Officer